                                                                    EXHIBIT 4.16
                           NEXTEL COMMUNICATIONS, INC.

                    CERTIFICATE OF DESIGNATION OF THE POWERS,
                    PREFERENCES AND RELATIVE, PARTICIPATING,
                        OPTIONAL AND OTHER SPECIAL RIGHTS
                           OF ZERO COUPON CONVERTIBLE
                  PREFERRED STOCK DUE 2013 AND QUALIFICATIONS,
                      LIMITATIONS AND RESTRICTIONS THEREOF

                ------------------------------------------------

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

                ------------------------------------------------

             Nextel Communications, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"), does hereby certify that, pursuant to authority conferred upon the board of directors of the Company (or any committee of such board of directors, the "Board of Directors") by its Restated Certificate of Incorporation, as amended (hereinafter referred to as the "Certificate of Incorporation"), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors with full power and authority to act on behalf of the Board of Directors, at a meeting held on December 17, 1998, duly approved and adopted the following resolution (the "Resolution"):

             RESOLVED, that, pursuant to the authority vested in the Board of Directors by its Certificate of Incorporation, the Board of Directors does hereby create, authorize and provide for the issue of Zero Coupon Convertible Preferred Stock due 2013, par value $0.01 per share, with an initial liquidation preference of $253.675 per share (the "Initial Liquidation Preference"), increasing to $1,000 per share on the Mandatory Redemption Date, consisting of 800,000 shares, having the designations, voting power, preferences and relative, participating, optional and other special rights, qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this Resolution as follows (the terms used herein, unless otherwise defined herein, are used herein as defined in paragraph (q) hereof):

         (a) DESIGNATION. There is hereby created out of the authorized and unissued shares of preferred stock of the Company a class of preferred stock designated as the "Zero Coupon Convertible Preferred Stock due 2013". The number of shares constituting such class shall be 800,000 shares of Zero Coupon Convertible Preferred Stock due 2013, consisting of an initial issuance of 591,308 shares of Zero Coupon Convertible Preferred Stock due 2013 (the "Original Preferred Stock"), plus up to 147,827 additional shares of Preferred Stock which may be issued to satisfy certain over-allotment option rights and any additional shares of Preferred Stock which may be issued as payment of Liquidated Damages (the "Additional Preferred Stock" and, together with the Original Preferred Stock, the "Preferred Stock"). The liquidation preference of the Preferred Stock shall increase to $1,000 per share on the Mandatory Redemption Date.

         (b) RANK. The Preferred Stock shall, with respect to payments of dividends, if any, and distributions upon the liquidation, winding-up and dissolution of the Company, rank: (i) senior to (A) all classes of Common Shares of the Company and (B) any capital stock of the Company that expressly provides that it will be junior to the Preferred Stock as to dividends, if any, and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to herein, together with all classes of Common Shares of the Company, as the "Junior Securities"); (ii) on a parity with (A) the Class A Preferred Stock (except with respect to the Special Payments (as defined in this paragraph (b)), the Class B Preferred Stock (except with respect to the Special Payments (as defined in this paragraph (b)), the Class C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock; and (B) each other class of capital stock or series of preferred stock hereafter created by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividend rights and rights upon the liquidation, winding-up and dissolution of the Company (collectively referred to as "Parity Securities"); (iii) junior in right of payment (x) with respect to the dividend accruals and payments on the Class A Preferred Stock and the $25,000,000 cash payment on the Class B Preferred Stock, which are required under the terms of the Class A Preferred Stock and the Class B Preferred Stock as in effect on the date of this Certificate of Designation upon certain occurrences (such payments and dividend rights of the Class A Preferred Stock and the Class B Preferred Stock, the "Special Payments"); and
(y) subject to Preferred Stockholder Approval Rights (as defined in subparagraph
(f)(ii)(A)), junior to each class of capital stock or series of preferred stock hereafter created by the Company, the terms of which have been approved by the Holders in accordance with subparagraph (f)(ii)(A) hereof and which expressly provide that such class or series will rank senior to the Preferred Stock as to dividend rights and rights upon liquidation, winding-up and dissolution of the Company (collectively referred to as "Senior Securities").

         (c) DIVIDENDS AND LIQUIDATION PREFERENCE. (i) Holders shall not be entitled to receive dividends on the Preferred Stock. The Liquidation Preference on the Preferred Stock will accrete from the Closing Date at an annual rate of 9.25%, compounded quarterly on each March 23, June 23, September 23 and December 23, commencing March 23, 1999 and shall be determined as set forth in the definition of "Liquidation Preference." The Liquidation Preference shall cease to accrete in respect of the Preferred Stock on the Mandatory Redemption Date or on the date of its earlier redemption, repurchase or conversion unless the Company shall have failed to pay the relevant redemption price or repurchase price or effect any such conversion on the date fixed for any such redemption, repurchase or conversion.

             (ii) Notwithstanding anything else provided herein, in the event
(w) the Resale Registration Statement with respect to all Registrable Shares is not declared effective on or prior to 180 days after Closing Date, (x) prior to the end of the Effectiveness Period the Prospectus is unavailable for periods in excess of those specified in Section 3(C) of the Registration Rights Agreement,
(y) the Company fails to make any filing within the periods required under
Section 3(A)(a)(ii)(x) of the Registration Rights Agreement or (z) any filing required pursuant to Section 3(A)(a)(ii) (y) of the Registration Rights Agreement is a post-effective amendment required to be declared under the Securities Act and such amendment is not declared effective within 45 days of the filing thereof (each, a "Registration Default"), then the Company shall pay liquidated damages ("Liquidated Damages") to the holders of Preferred Stock and Common Stock (but in the case of any Registration Default described in clauses
(x), (y) and (z), such Liquidated Damages shall only be paid to the Holders of Preferred Stock and Common Stock that are Registrable Shares and that are, by reason of such Registration Default, not entitled (or legally permitted) to effect sales of such

Registrable Shares pursuant to the Resale Registration Statement) from and including the day on which such Registration Default first occurs to (but excluding) the day on which such Registration Default is cured. Such Liquidated Damages shall accrue (i) in respect of each such share of Preferred Stock, at a rate per annum equal to 0.5% of the Liquidation Preference thereof as of the preceding Accrual Date, and (ii) in respect of each such share of Common Stock issued upon conversion, repurchase or redemption of the Preferred Stock, at a rate per annum equal to 0.5% of the Liquidation Preference of the Preferred Stock divided by the Conversion Rate. Liquidated Damages may be paid, at the option of the Company, in shares of Preferred Stock having an aggregate Liquidation Preference equal thereto or in Common Stock having an aggregate Market Price equal thereto; provided that the Company's right to pay the Liquidated Damages in Preferred Stock or Common Stock is subject to the receipt by the Transfer Agent of an opinion of counsel stating that such Common Stock and/or Preferred Stock to be issued by the Company in payment of Liquidated Damages, when issued and delivered pursuant to the terms hereof in payment of any such Liquidated Damages, will be validly issued, fully paid and nonassessable. Any such Liquidated Damages shall be payable on the next succeeding Accrual Date following the occurrence of a Registration Default to Holders of record on the fifth Business Day prior to such Accrual Date of the shares of Preferred Stock and/or Common Stock entitled to receive such Liquidated Damages.

             (iii) Other than any amount constituting Special Payments, unless the Liquidation Preference of the outstanding Preferred Stock has increased as provided above and the Company is not in default in respect of its obligations described in paragraphs (e)(ii), (g) or (h) hereof, (w) no dividend (other than a dividend payable solely in shares of Junior Securities or options, warrants or rights to purchase Junior Securities) shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any Parity Securities or Junior Securities, (x) no other distribution shall be declared or made upon, or any sum set apart for the payment of any distribution upon, any Parity Securities or Junior Securities, (y) no Parity Securities or Junior Securities shall be purchased, redeemed or otherwise acquired or retired for value (excluding an exchange for shares of other Parity Securities or Junior Securities or a purchase, redemption or other acquisition from the proceeds of a substantially concurrent sale of Junior Securities, and the repurchase of Junior Securities (including options, warrants or other rights to acquire such Junior Securities) from employees or former employees of the Company or its subsidiaries for consideration not to exceed $500,000 in the aggregate in any fiscal year) by the Company or any of its subsidiaries, and (z) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any Parity Securities or Junior Securities by the Company or any of its subsidiaries.

         (d) LIQUIDATION RIGHTS. (i) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company, after payment in full of the liquidation preference (and any accrued and unpaid dividends) on any Senior Securities, each Holder will be entitled, on an equal basis with the holders of any outstanding Parity Securities, to payment out of the assets of the Company available for distribution of an amount equal to the Liquidation Preference of the Preferred Stock held by such Holder, plus Liquidated Damages (if any) to the date fixed for liquidation, dissolution, winding up or reduction before any distribution is made on any Junior Securities, including, without limitation, the Common Shares of the Company. Neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more corporations will be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Company, unless such sale, conveyance, exchange, transfer, consolidation or merger shall be in connection with a liquidation, dissolution or winding-up of the business of the Company or reduction or decrease in capital stock.

             (ii) If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Stock and all other Parity Securities are not paid in full, the holders of Preferred Stock and Parity Securities shall share equally and ratably (subject to the preference of the holders of Class A Preferred Stock and Class B Preferred Stock to receive any Special Payments then due and not paid in full) in any distribution of assets of the Company in proportion to the full liquidation preference and accumulated and unpaid dividends to which each is entitled. After payment of the full amount of the Liquidation Preference and all Liquidated Damages (if any) to which they are entitled, the Holders of Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Company.

         (e) REDEMPTION. (i) OPTIONAL REDEMPTION. (A) The Preferred Stock may be redeemed (subject to contractual and other restrictions and the legal availability of funds therefor) at any time on or after December 23, 2005 (any such date, a "Redemption Date"), at the Company's option, in whole or in part, in the manner provided in subparagraph (e)(iii), at a redemption price equal to the Liquidation Preference thereof on the Redemption Date, upon not less than 35 days' nor more than 60 days' notice of redemption given by mail to the Holders; provided that the Company may condition consummation of any such optional redemption (if it is to be effected by a redemption of Preferred Stock for cash) on the occurrence of any event and/or satisfaction of any condition identified as such in the relevant Redemption Notice to the Holders, and may withdraw such Redemption Notice (and thereby terminate its obligation to effect such optional redemption) by written notice to that effect given by mail to the Holders at least twenty (20) days prior to the relevant Redemption Date. If not so withdrawn, such redemption will no longer be conditional. The Company may, at its option, in lieu of paying the redemption price in cash, pay the redemption price or a portion thereof in Common Stock or in a combination of cash and Common Stock.

             (B) In the event of a redemption pursuant to subparagraph (e)(i)(A) hereof of only a portion of the then outstanding shares of Preferred Stock, the Company shall effect such redemption as it determines, pro rata according to the number of shares of Preferred Stock held by each Holder, provided that the Company may redeem such shares held by any Holder of fewer than 100 shares of Preferred Stock without regard to such pro rata redemption requirement, or by lot, in each case, as may be determined by the Company in its sole discretion.

             (ii) MANDATORY REDEMPTION. The Preferred Stock will be subject to mandatory redemption (subject to the legal availability of funds therefor but without regard to any contractual or other restrictions with respect thereto), in the manner provided in paragraph (e)(iii) hereof, in whole on the Mandatory Redemption Date, at a redemption price equal to the Liquidation Preference thereof on the Mandatory Redemption Date. The Company may, at its option, in lieu of paying the redemption price in cash, pay the redemption price or a portion thereof in Common Stock or in a combination of cash and Common Stock.

             (iii) PROCEDURES FOR REDEMPTION. (A) At least 35 days and not more than 60 days prior to the date fixed for any redemption of the Preferred Stock, written notice (the "Redemption Notice") shall be given by first-class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption of the Preferred Stock at such Holder's address as the same appears on the stock register of the Company, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Preferred Stock to be redeemed except as to the Holder or Holders to whom the Company has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:

             (1) whether the redemption is pursuant to subparagraph (e)(i)(A) or
         (e)(ii) hereof;

             (2) the redemption price expressed as a percentage of the Liquidation Preference;

             (3) whether all or less than all the outstanding shares of Preferred Stock are to be redeemed and the total number of shares of Preferred Stock being redeemed;

             (4) the number of shares of Preferred Stock held, as of the appropriate record date, by the Holder that the Company intends to redeem;

             (5) the date fixed for redemption;

             (6) that the Holder is to surrender to the Company, at the place or places where certificates for shares of Preferred Stock are to be surrendered for redemption, in the manner and at the price designated, his certificate or certificates representing the shares of Preferred Stock to be redeemed; and

             (7) that the Liquidation Preference of Preferred Stock to be redeemed shall cease to accrete on such Redemption Date unless the Company defaults in the payment of the redemption price.

             (B) Each Holder shall surrender the certificate or certificates representing such shares of Preferred Stock to the Company, duly endorsed, in the manner and at the place designated in the Redemption Notice. The full redemption price for such shares of Preferred Stock shall be payable in cash and/or Common Stock, at the option of the Company, to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

             (C) On and after any Redemption Date, provided that the Company has made available at the office of the Transfer Agent a sufficient amount of cash or securities to effect the redemption, the Liquidation Preference will cease to accrete on the Preferred Stock called for redemption, such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as Holders shall cease except the right to receive the cash and/or Common Stock deliverable upon such redemption, without interest from the Redemption Date.

         (f) VOTING RIGHTS. (i) Holders, except as otherwise required under Delaware law or as set forth below, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Company.

             (ii) (A) So long as any shares of Preferred Stock are outstanding, the Company shall not authorize, create (by way of reclassification or otherwise) or issue any Senior Securities or any obligation or security convertible or exchangeable into or evidencing a right to purchase, shares of any class or series of Senior Securities without the affirmative vote or consent of the Holders of a majority of the then outstanding shares of Preferred Stock, except that the Company may issue shares of Senior Securities without the approval of such Holders (1) in respect of any dividend or payment obligations that constitute Special Payments or (2) in exchange for, or the proceeds of which are used to redeem or repurchase, all shares of Preferred Stock then outstanding (or less than all such shares pursuant to a partial redemption made in accordance with subparagraph (e)(i) or repurchase that is made available to all Holders on a pro rata basis) or any debt of the Company (such approval rights, herein referred to as "Preferred Stockholder Approval Rights"); provided that, solely in the case of Senior Securities issued in exchange for, or the proceeds of which are used to redeem or repurchase, less than all shares of Preferred Stock then outstanding, the aggregate liquidation preference of such Senior Securities shall not exceed the aggregate liquidation preference of, premium and accrued and unpaid dividends on, and expenses in connection with the refinancing of, the shares of Preferred Stock so exchanged, redeemed or repurchased.

             (B) So long as any shares of the Preferred Stock are outstanding, the Company shall not amend this Certificate of Designation so as to affect adversely the specified rights, preferences, privileges or voting rights of Holders, or to authorize the issuance of any additional shares of Preferred Stock, without the affirmative vote or, notwithstanding any contrary provisions of the By-Laws, written consent of Holders of at least a majority of the outstanding shares of Preferred Stock, voting or consenting, as the case may be, separately as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

             (C) Except as set forth in subparagraph (f)(ii)(B) hereof, (1) the creation, authorization or issuance of any shares of any Junior Securities or Parity Securities, or (2) the increase or decrease in the amount of authorized capital stock of any class, including any preferred stock, shall not require the consent of the Holders and shall not, unless not complying with subparagraph
(f)(ii)(B) hereof, be deemed to affect adversely the rights, preferences, privileges or voting rights of the Holders.

             (iii) (A) If (1) the Company fails to comply with its obligations set forth in paragraphs (g) or (h) hereof or (2) the Company defaults in the payment of the Liquidation Preference of any share of Preferred Stock payable on the Mandatory Redemption Date, then the number of directors constituting the Board of Directors shall be immediately and automatically adjusted to permit the Holders of a majority of the then outstanding shares of Preferred Stock, voting separately as one class, to elect two directors. Each event described in clauses
(1) and (2) of this subparagraph (f)(iii)(A) is a "Voting Rights Triggering Event."

             (B) The right of the Holders voting separately as one class to elect two directors as described in subparagraph (f)(iii)(A) shall continue until such time as (1) in the event such right arises due to failure by the Company to comply with its obligations set forth in paragraphs (g) or (h), the Company remedies any such failure and (2) in the event such right arises due to a default by the Company in the payment of the Liquidation Preference of any share of Preferred Stock on the Mandatory Redemption Date, the Company remedies such default, at which time the term of any directors elected pursuant to subparagraph (f)(iii)(A) hereof shall terminate and the number of directors constituting the Board of Directors shall be reduced to the number necessary to reflect the termination of the right of the Holders to elect directors, subject always to the same provisions for the renewal and divestment of such special voting rights in the case of any future Voting Rights Triggering Event. At any time after voting power to elect directors shall have become vested and be continuing in the Holders pursuant to subparagraph (f)(iii)(A) hereof, or if vacancies shall exist in the offices of directors elected by the Holders, a proper officer of the Company may, and upon the written request of the Holders of record of at least 25% of outstanding shares of Preferred Stock then outstanding addressed to the Secretary of the Company shall, call a special meeting of the Holders, for the purpose of electing the directors which such Holders are entitled to elect. If such meeting shall not be called by the proper officer of the Company within 30 days after personal service of said written request upon the Secretary of the Company, or within 30 days after mailing the same within the United States by certified mail, addressed to the Secretary of the Company at its principal executive offices, then the Holders of record of at least 25% of the outstanding shares of Preferred Stock may designate in writing one of their number to call such meeting at the expense of the Company, and such meeting may be called by the Person so designated upon the notice required for the annual meetings of stockholders of the Company and shall be held at the place for holding the annual meetings of stockholders or such other place in the United States as shall be designated in such notice. Notwithstanding the provisions of this subparagraph (f)(iii)(B), no such special meeting shall be called if any such request is received less than 40 days before the date fixed for the next ensuing annual or special meeting of stockholders of the Company. Any Holder so designated shall have, and the Company shall provide, access to the lists of Holders for purposes of calling a meeting pursuant to the provisions of this subparagraph (f)(iii)(B).

             (C) At any meeting held for the purpose of electing directors at which the Holders shall have the right, voting separately as one class, to elect directors as aforesaid, the presence in person or by proxy of Holders of at least a majority of the outstanding Preferred Stock shall be required to constitute a quorum of such Preferred Stock.

             (D) Any vacancy occurring in the office of a director elected by the Holders may be filled by the remaining director elected by such Holders unless and until such vacancy shall be filled by such Holders.

             (iv) In any case in which the Holders shall be entitled to vote pursuant to this paragraph (f) or pursuant to Delaware law, each Holder shall be entitled to one vote for each share of Preferred Stock held. Any action that may be taken hereunder by the Holders at a meeting may be taken by written consent of a majority of the Holders.

         (g) CHANGE OF CONTROL. (i) A Change of Control shall be deemed to have occurred at such time after the Closing Date if there shall occur:

             (x) the acquisition by any Person of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of the Company entitling such Person to exercise 50% or more of the total voting power of all shares of capital stock of the Company entitled to vote generally in elections of directors, other than any such acquisition by the Company, any subsidiary of the Company or any employee benefit plan of the Company; or

             (y) any consolidation of the Company with, or merger of the Company into, any other Person, any merger of another Person into the Company, or any sale or transfer of all or substantially all of the assets of the Company to another Person (other than (a) any such transaction (A) which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock and (B) pursuant to which holders of

         Common Stock immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock (or equivalent unit of ownership interest) entitled to vote generally in the election of directors (or other equivalent governing body) of the continuing or surviving Person immediately after such transaction and (b) any merger which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into Common Shares of the surviving entity in such merger);

provided, however, that a Change of Control shall not be deemed to have occurred if either (a) the closing price per share of the Common Stock for any five Trading Days within the period of 10 consecutive Trading Days ending immediately after the later of the Change of Control or the public announcement of the Change of Control (in the case of a Change of Control under clause (x) above) or ending immediately before the Change of Control (in the case of a Change of Control under clause (y) above) shall equal or exceed 105% of the effective conversion price in effect on each such Trading Day (i.e., the Liquidation Preference on such Trading Day, divided by the Conversion Rate in effect on such Trading Day), or (b) all of the consideration (excluding cash payments for fractional shares) in the transaction or transactions constituting the Change of Control consists of Common Shares (or equivalent securities) traded on a national or regional securities exchange or quoted on the NNM and as a result of such transaction or transactions the Preferred Stock becomes convertible solely into such Common Shares (or equivalent securities). "Beneficial ownership" shall be determined in accordance with Rule 13d-3 promulgated by the Commission under the Exchange Act.

             (ii) Within 30 days after the occurrence of any Change of Control, the Company shall mail a notice (by first class mail, postage prepaid) to each Holder (the "Change of Control Company Notice") with a copy to the Transfer Agent stating that a Change of Control has occurred and whether a special conversion right or special tender right has arisen as a result thereof.

             (iii) (A) If (x) a Change of Control occurs before December 23, 2005 or any earlier refinancing of, or termination of all covenants with respect to, the Old Senior Notes and (y) an offer to acquire all outstanding shares of Preferred Stock for cash on a date (an "Acquisition Date") that is not more than 45 days after the date of the Change of Control at a tender price equal to the Liquidation Preference thereof on such Acquisition Date is not made or all Preferred Stock validly tendered and not withdrawn on such Acquisition Date is not acquired in such offer, then the Company shall give to each Holder (by first class mail, postage prepaid) on or prior to such 45th day, a notice (the "Conversion Adjustment Notice") which shall state that the Conversion Rate of the Preferred Stock will be adjusted on the date (the "Special Conversion Adjustment Date") that is 15 Trading Days after the date the Conversion Adjustment Notice is given as follows:

             (1) if, in connection with a transaction described in subparagraph
         (g)(i)(y) (and after giving effect to any adjustment to the Conversion Rate under paragraph (j) below) the Preferred Stock would be convertible into cash, the Conversion Rate will be adjusted so that each share of Preferred Stock then outstanding will be convertible into such number of shares of Common Stock as shall be equal to the Liquidation Preference of such Preferred Stock on the Special Conversion Adjustment Date divided by the amount of cash that would have been payable per share of Common Stock in such transaction (such that each share of Preferred

         Stock will thereafter be convertible into the amount of cash equal to its Liquidation Preference on the Special Conversion Adjustment Date);

             (2) if, following such Change of Control (and after giving effect to any adjustment to the Conversion Rate under paragraph (j) below), the Preferred Stock is convertible into Common Stock that is traded on a United States national or regional stock exchange or quoted on the NNM and either a shelf registration statement with respect to resales of such Common Stock is effective and available or the Common Stock is otherwise freely tradeable (assuming the Holder thereof is not an Affiliate of the Company) without registration under the Securities Act, the Conversion Rate will be adjusted so that each share of Preferred Stock then outstanding will be convertible into such number of shares of Common Stock as shall be equal to the Liquidation Preference of such Preferred Stock on the Special Conversion Adjustment Date divided by the Reference Price of the Common Stock; or

             (3) if, following the Change of Control (and after giving effect to any adjustment to the Conversion Rate as described under paragraph (j) below), the Preferred Stock is convertible into (a) Common Stock that is not traded on a United States national or regional stock exchange or quoted on the NNM or a shelf registration statement with respect to resales of such Common Stock is not effective and available or the Common Stock is not otherwise freely tradeable without registration under the Securities Act (other than as a result of the holder being an Affiliate of the Company), or (b) property other than cash or Common Stock, the Conversion Rate will be adjusted so that each share of Preferred Stock then outstanding will be convertible into such number of shares of Common Stock as shall be equal to the Liquidation Preference of such Preferred Stock on the Special Conversion Adjustment Date divided by the Discounted Reference Price of the Common Stock.

             Notwithstanding the foregoing, the special conversion adjustment set forth in this subparagraph (g)(iii) shall not be made if it would result in a lower Conversion Rate.

             (B) To exercise the special conversion rights set forth in subparagraph (g)(iii), a Holder must comply with the provisions described under subparagraph (j)(iii) below on or before the 30th day after the Special Conversion Adjustment Date (the "Special Conversion Expiration Date"). If the special conversion rights are not exercised on or prior to the Special Conversion Expiration Date, the Conversion Rate of the Preferred Stock remaining outstanding will be adjusted immediately following the Special Conversion Expiration Date to the Conversion Rate in effect immediately prior to the Special Conversion Adjustment Date (and to extent not otherwise adjusted, giving effect to any adjustment to the Conversion Rate set forth under paragraph (j) below as a result events occurring after the date of the Change of Control).

             (iv) (A) If a Change of Control occurs on or after December 23, 2005 or any earlier refinancing of, or termination of all covenants with respect to, the Old Senior Notes the Company shall be required to make an offer to each Holder to acquire any or all of such Holder's Preferred Stock on a date (an "Acquisition Date") that is not more than 45 days after the date of the Change of Control at a tender price equal to the Liquidation Preference thereof on the Acquisition Date. The Company may, at its option, in lieu of paying the tender price in cash, pay the tender price or a portion thereof in Common Stock or in a combination of cash and Common Stock.

             (B) To exercise the special tender right set forth in subparagraph
(g) (iv), a Holder must deliver on or before the 30th day after the date of the Change of Control Company Notice written notice to the Transfer Agent of the Holder's exercise of such right, together with the Preferred Stock certificates with respect to which the right is being exercised. Any such notice by the Holder may be withdrawn by the Holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the Acquisition Date. The notice of withdrawal shall state the number of shares of Preferred Stock and the certificate numbers of the Preferred Stock certificates as to which the withdrawal notice relates and the number of shares, if any, which remain subject to the Holder's notice.

             (C) With respect to any Change of Control occurring after December 23, 2005 or any earlier refinancing of, or termination of all covenants with respect to, the Old Senior Notes, the Change of Control Company Notice shall also specify (w) the tender price and the purchase date, which shall be 45 days after the date of the Change of Control Company Notice (the "Change of Control Payment Date"); (x) that the Liquidation Preference of any shares of Preferred Stock not tendered or converted will continue to accrete in accordance with the terms hereof; (y) that, unless the Company defaults in the payment of the tender price, the Liquidation Preference of all shares of Preferred Stock accepted for payment pursuant to this paragraph (g) shall cease to accrete on and after the Change of Control Payment Date and all rights of the Holders of Preferred Stock accepted for payment shall terminate on and after the Change of Control Payment Date and (z) a description of the procedures to be followed by such Holder in order to have its shares of Preferred Stock repurchased.

             (D) On the Change of Control Payment Date, the Company shall, to the extent lawful, (1) accept for payment shares of Preferred Stock tendered pursuant to this paragraph (g) and (2) promptly mail to each Holder of Preferred Stock so accepted payment in an amount equal to the tender price for such shares and unless the Company defaults in the payment for the shares of Preferred Stock tendered pursuant to this paragraph (g), the Liquidation Preference shall cease to accrete with respect to the shares of Preferred Stock tendered and all rights of Holders of such tendered shares shall terminate, except for the right to receive payment therefor, on the Change of Control Payment Date. The Company shall publicly announce the results of its offer to purchase Preferred Stock pursuant to this paragraph (g) on or as soon as practicable after the Change of Control Payment Date.

             (v) (A) The Company shall comply with Rule 13e-4 under the Exchange Act and any securities laws and regulations to the extent such laws and regulations are applicable to the repurchase of shares of the Preferred Stock in connection with a Change of Control.

             (B) Upon determination of the adjusted Conversion Rate pursuant to subparagraph (g)(iii) or, in the event the Company elects to pay all or a portion of the tender price in Common Stock, upon determination of the actual number of shares of Common Stock to be paid in lieu of cash in accordance with paragraph (i), the Company will publicly announce such determination and file a Current Report on Form 8-K with the Commission.

             (C) If the Transfer Agent holds money or securities sufficient to pay the tender price on the Business Day following the Acquisition Date, then, on and after such date, each share of Preferred Stock tendered to the Company will cease to be outstanding and the Liquidation Preference thereon shall cease to accrete whether or not book-entry transfer of such Preferred Stock is made or such Preferred Stock is delivered to the Transfer Agent, and all other rights of the Holder thereof shall terminate (other than the right to receive the tender price, without interest, upon book-entry transfer or delivery of the Preferred Stock certificate).

         (h) CONVERSION OR TENDER AT THE OPTION OF THE HOLDER. (i) The Company shall (subject to the legal availability of funds therefor) make an offer to each Holder to purchase on December 23, 2005, and December 23, 2008 (each, a "Tender Date"), any outstanding shares of Preferred Stock upon delivery of a written notice (a "Notice") by the Holder to the office of the Transfer Agent at any time from the opening of business on the date that is 20 Business Days prior to such Tender Date until the close of business on such Tender Date, which Notice has not been withdrawn.

             (ii) (A) The Notice shall state (w) the certificate numbers of the shares of Preferred Stock to be delivered by the Holder thereof for acquisition by the Company; (x) the number of shares of Preferred Stock to be acquired; (y) that such Preferred Stock is to be acquired by the Company pursuant to the applicable provisions of this Certificate of Designation and (z) if the Company elects to pay the tender price to be paid as of such Tender Date in Common Stock, in whole or in part, but such tender price is ultimately to be paid to such Holder entirely in cash because any of the conditions to payment of the tender price (or portion thereof) in Common Stock set forth in paragraph (i) below is not satisfied by the Tender Date whether such Holder elects (1) to withdraw such Notice as to some or all of the Preferred Stock to which it relates (stating the certificate numbers of the shares of Preferred Stock as to which such withdrawal shall relate), or (2) to receive cash in respect of the entire tender price for all shares of Preferred Stock subject to such Notice. If the Holder fails to indicate, in the Notice and in any written notice of withdrawal relating to such Notice, such Holder's choice with respect to the election described in clause (z) above, such Holder shall be deemed to have elected to receive cash in respect of the entire tender price for all shares of Preferred Stock subject to such Notice in such circumstances.

             (B) Any Notice may be withdrawn by the Holder by a written notice of withdrawal delivered to the Transfer Agent prior to the close of business on the Tender Date. The notice of withdrawal shall state the certificate numbers of the shares of Preferred Stock as to which the withdrawal notice relates and the number of shares, if any, which remain subject to the Notice.

             (iii) (A) The tender price payable in respect of a share of Preferred Stock shall be equal to the Liquidation Preference on the Tender Date. The Company may, at its option, in lieu of paying the tender price in cash, pay the tender price or a portion thereof in Common Stock or in a combination of cash and Common Stock.

             (B) Payment of the tender price for Preferred Stock for which a Notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of such Preferred Stock (together with necessary endorsements) to the Transfer Agent at its office in the Borough of Manhattan, The City of New York, or any other office of the paying agent maintained for such purpose, at any time (whether prior to, on or after the Tender Date) after delivery of such Notice. Payment of the tender price for such will be made promptly following the later of the Tender Date or the time of book-entry transfer or delivery of such Preferred Stock. If the Transfer Agent holds money or securities sufficient to pay the tender price of such Preferred Stock on the Business Day following the Tender Date, then, on and after such date, such Preferred Stock will cease to be outstanding and the Liquidation Preference on such Preferred Stock will cease to accrete whether or not book-entry transfer of such Preferred Stock is made or such Preferred Stock is delivered to the Transfer Agent, and all other rights of the Holder shall terminate (other than the right to receive the tender price, without interest, upon delivery or book - entry transfer of the Preferred Stock).

             (iv) The Company will comply with the provisions of Rule 13e-4 of the Exchange Act and any other tender offer rules under the Exchange Act which may then be applicable and will file a Schedule 13E-4 or any other schedule required thereunder in connection with any offer by the Company to acquire Preferred Stock at the option of Holders pursuant to subparagraph (h)(i).

         (i) PAYMENTS IN COMMON STOCK. (i) If the Company elects to pay any redemption price or tender price, in whole or in part, in Common Stock, the number of shares to be delivered in respect of the portion of such redemption price or tender price to be paid in Common Stock shall be equal to such portion of the redemption price or tender price divided by the Market Price of the Common Stock. No fractional shares of Common Stock will be delivered upon any acquisition of Preferred Stock by the Company through the delivery of Common Stock in payment, in whole or in part, of the redemption price or tender price. Instead, the Company, at its option, will either round up to full shares or pay cash based on the Market Price for all fractional shares of Common Stock. The Company may elect to pay the redemption price or tender price in Common Stock only if the Common Stock is listed on a United States national or regional stock exchange or quoted by the NNM.

             (ii) At least 23 Trading Days prior to any Redemption Date, Acquisition Date or Tender Date, the Company must give notice (a "Company Notice") to the Holders of its intention to pay the redemption price or tender price, or any portion thereof, in Common Stock (specifying the percentage thereof). Upon determination of the actual number of shares of Common Stock in accordance with the foregoing provisions, the Company will publicly announce such determination and file a Current Report on Form 8-K with the Commission.

             (iii) The Company's right to pay the redemption price or tender price (or a portion thereof) in Common Stock is subject to: (1) the Company having given timely Company Notice of its election to purchase all or a specified percentage of the Preferred Stock with Common Stock as provided herein; (2) the registration of resales of the Common Stock under the Securities Act, if required for the Common Stock to be freely tradeable (assuming the Holder thereof is not an Affiliate of the Company); (3) the issuance of such Common Stock being in compliance with other applicable federal and state securities laws, if any; and (4) the receipt by the Transfer Agent of an officers' certificate and an opinion of counsel each stating that (A) the terms of the issuance of the Common Stock are in conformity with the terms hereof and
(B) the shares of Common Stock to be issued by the Company in payment of the specified percentage of the tender price or redemption price have been duly authorized and, when issued and delivered pursuant to the terms hereof in payment of the tender price or redemption price will be validly issued, fully paid and nonassessable, and, in the case of such officers' certificate, stating that conditions (1), (2) and (3) above have been satisfied (and setting forth the Sale Price of a share of Common Stock on each Trading Day during the period during which the Market Price is calculated and ending on the Acquisition Date, Tender Date or Redemption Date as applicable) and, in the case of such opinion of counsel, stating that conditions (2) and (3) above have been satisfied.

             If such conditions are not satisfied by the applicable Acquisition Date, Redemption Date or Tender Date, the Company will pay the tender price or redemption price on such Acquisition Date, Redemption Date or Tender Date entirely in cash (except as provided in paragraph (g)).

         (j) CONVERSION. (i) A Holder may convert its Preferred Stock into Common Stock, unless previously redeemed or repurchased, at any time prior to the close of business on December 23, 2013; provided that if a share of Preferred Stock is called for redemption, the Holder may convert it only until the close of business on the applicable Redemption Date unless the Company defaults in the payment of the redemption price. Preferred Stock which a Holder has tendered for acquisition by the Company or, as described in paragraph (g), a third party acquiror pursuant to an offer to acquire, may be converted only if such Preferred Stock is withdrawn in accordance with the terms of such offer.

             The initial Conversion Rate (the "Conversion Rate") is 9.7441 shares of Common Stock per share of Preferred Stock, subject to adjustment upon the occurrence of certain events, as described below. As promptly as practicable on or after the Conversion Date, the Company will issue and deliver to the conversion agent a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, with any fractional shares rounded up to full shares or, at the Company's option, paid in cash in lieu of any fraction of a share, based on the Sale Price of the Common Stock on the Trading Day preceding the Conversion Date.

             (ii) The Company's delivery to the Holder of the number of shares of Common Stock into which the Preferred Stock is convertible (together with the cash payment, if any, in lieu of fractional shares of Common Stock) will be deemed to satisfy the Company's obligation to pay the Liquidation Preference on the Preferred Stock to the Conversion Date.

             (iii) To convert certificated Preferred Stock into Common Stock, a Holder must (i) complete and manually sign the conversion notice on the back of the Preferred Stock certificate (or complete and manually sign a facsimile thereof) and deliver such notice to the Transfer Agent, (ii) surrender the Preferred Stock certificate to the Transfer Agent, (iii) if required, furnish appropriate endorsements and transfer documents, and (iv) if required, pay all transfer or similar taxes. The date on which all of the foregoing requirements have been satisfied is the "Conversion Date."

             (iv) All shares of Common Stock delivered upon conversion of the Preferred Stock shall and validly issued and fully paid and nonassessable and shall be free from preemptive rights and free of any lien or adverse claim.

             (v) The Conversion Rate shall be subject to adjustments from time to time as set forth in subparagraph (g)(iii) and as follows:

             (A) If the Company shall hereafter pay a dividend or make a distribution in Common Stock to all holders of any outstanding class or series of Common Shares of the Company, the Conversion Rate shall be increased by multiplying such Conversion Rate by a fraction of which the denominator shall be the number of shares of Common Stock outstanding (including the number of shares issuable upon conversion of all then outstanding shares of Class B Common Stock, Class A Preferred Stock, Class B Preferred Stock and Class C Preferred Stock), at the close of business on the Record Date (as defined in subparagraph (viii) below) fixed for such dividend or distribution and of which the numerator shall be the sum of such number of outstanding shares of Common Stock and the total number of shares of Common Stock constituting such dividend or other distribution, such increase to become effective immediately after the opening of business on the day following the Record Date fixed for the determination of shareholders entitled to receive such dividend or distribution. If any dividend or distribution of the type described in this subparagraph (v)(A) is declared but not so paid or made, the Conversion Rate shall again be adjusted to the Conversion Rate which would then be in effect if such dividend or distribution had not been declared.

             (B) If the Company shall offer or issue rights, options or warrants to all holders of its outstanding Common Stock entitling them to subscribe for or purchase Common Stock at a price per share less than the average market price (determined as provided in subparagraph
         (j)(viii) below) on the Record Date fixed for the determination of shareholders entitled to receive such rights, options or warrants, the Conversion Rate shall be adjusted so that the same shall equal the rate determined by multiplying the Conversion Rate in effect at the opening of business on the date after such Record Date by a fraction of which the denominator shall be the number of shares of Common Stock outstanding (including the number of shares issuable upon conversion of all then outstanding shares of Class B Common Stock, Class A Preferred Stock, Class B Preferred Stock and Class C Preferred Stock) at the close of business on the Record Date plus the number of shares of Common Stock which the aggregate subscription or purchase price of the total number of shares of Common Stock subject to such rights, options or warrants would purchase at such average market price and of which the numerator shall be the number of shares of Common Stock outstanding (including the number of shares issuable upon conversion of all then outstanding shares of Class B Common Stock, Class A Preferred Stock, Class B Preferred Stock and Class C Preferred Stock) at the close of business on the Record Date plus the total number of additional shares of Common Stock subject to such rights, options or warrants for subscription or purchase. Such adjustment shall become effective immediately after the opening of business on the day following the Record Date fixed for determination of shareholders entitled to purchase or receive such rights, options or warrants. To the extent that shares of Common Stock are not delivered pursuant to such rights, options or warrants, upon the expiration or termination of such rights, options or warrants the Conversion Rate shall again be adjusted to be the Conversion Rate which would then be in effect had the adjustments made upon the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so issued, the Conversion Rate shall again be adjusted to be the Conversion Rate which would then be in effect if such Record Date fixed for the determination of shareholders entitled to receive such rights, options or warrants had not been fixed. In determining whether any rights, options or warrants entitle the holders to subscribe for or purchase Common Stock at less than such average market price, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received for such rights, options or warrants, with the value of such consideration, if other than cash, to be determined by the Board of Directors. In lieu of the foregoing adjustment the Company may make adequate provision so that each Holder shall have the right to receive upon conversion of a share of Preferred Stock (or any portion thereof) the amount of such rights, options or warrants such Holder would have received had such Holder converted such share of Preferred Stock (or portion thereof) immediately prior to such Record Date.

             (C) If the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased and, conversely, if the outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

             (D) In case the Company shall issue any Common Stock or Right (as defined in subparagraph (viii) below) (excluding (i) any Right issued in any of the transactions described in subparagraphs (v)(A) or (v)(B) above, (ii) Common Stock issued pursuant to (x) any Rights outstanding on the Closing Date or (y) a Right, if on the date such Right was issued, the exercise, conversion or exchange price per share of Common Stock with respect thereto was at least equal to the then average market price of the Common Stock and (iii) any Common Stock or Right issued as consideration when any corporation or business is acquired, merged into or becomes part of the Company or a subsidiary of the Company in an arm's-length transaction between the Company and another Person approved by the Board of Directors of the Company and, if such Person is an Affiliate of the Company, approved by a majority of the members of the Board of Directors who are neither (A) officers or employees of the Company nor (B) Affiliates of such other Person) at a price per share of Common Stock (determined in the case of any such Right, by dividing (x) the total consideration receivable by the Company in consideration of the sale and issuance of such Right, plus the total consideration payable to the Company upon exercise, conversion or exchange thereof, by (y) the total number of shares of Common Stock covered by such Right) that is lower than the average market price per share of Common Stock in effect immediately prior to such sale or issuance, then the number of shares of Common Stock thereafter issuable upon conversion of each share of Preferred Stock shall be determined by multiplying the Conversion Rate by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding (including the number of shares issuable upon conversion of all then outstanding shares of Class B Common Stock, Class A Preferred Stock, Class B Preferred Stock and Class C Preferred Stock) immediately after such sale or issuance and the denominator of which shall be the number of shares of Common Stock outstanding (including the number of shares issuable upon conversion of all then outstanding shares of Class B Common Stock, Class A Preferred Stock, Class B Preferred Stock and Class C Preferred Stock) immediately prior to such sale or issuance plus the number of shares of Common Stock which the aggregate consideration received (determined as provided below) for such sale or issuance would purchase at such average market price per share of Common Stock. For purposes of this subparagraph (v)(D), the number of shares of Common Stock which the holder of any such Right shall be entitled to subscribe for or purchase shall be deemed to be issued and outstanding as of the date of such sale and issuance and the consideration received by the Company therefor shall be deemed to be the consideration received by the Company for such Right, plus the consideration or premiums stated in such Right to be paid for the Common Stock covered thereby. In case the Company shall sell and issue Common Stock or any Right for a consideration consisting, in whole or in part, of property other than cash or its equivalent, then in determining the "price per share of Common Stock" and the "consideration received by the Company" for purposes of the first sentence of this subparagraph (v)(D), the Board of Directors of the Company shall determine, in good faith, the fair value of said property, which determination shall be evidenced by a resolution of the Board of Directors. In case the Company shall sell and issue any Right together with one or more other securities as part of a unit at a price per unit, then in determining the "price per share of Common Stock" and the "consideration received by the Company" for purposes of the first sentence of this subparagraph (v)(D), the Board of Directors of the Company shall determine, in good faith, the fair value of the Right then being sold as part of such unit.

             (E) If the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness, shares of any class of capital stock, or other property (including securities, but excluding (i) any rights, options or warrants referred to in subparagraph (v)(B) of this paragraph (j), (ii) any dividend or distribution paid exclusively in cash, (iii) any dividend or distribution referred to in subparagraph (v)(A) of this paragraph (j) and (iv) any merger or consolidation to which subparagraph (l)(i) applies), the Conversion Rate shall be adjusted by multiplying the Conversion Rate in effect immediately prior to the close of business on the Record Date fixed for the determination of shareholders entitled to receive such distribution by a fraction of which the denominator shall be the average market price per share of the Common Stock on such Record Date less the then Fair Market Value (as determined by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors) of the portion of the assets, shares or evidences of indebtedness so distributed applicable to one share of Common Stock and the numerator shall be such average market price per share of the Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following such Record Date; provided, however, that, in the event the then Fair Market Value (as so determined) of the portion of the distributed securities so distributed applicable to one share of Common Stock is equal to or greater than the average market price of the Common Stock on the Record Date, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall have the right to receive upon conversion of a share of Preferred Stock (or any portion thereof) the amount of distributed securities such Holder would have received had such Holder converted such share of Preferred Stock (or portion thereof) immediately prior to such Record Date. If such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate which would then be in effect if such dividend or distribution had not been declared. If the Board of Directors determines the Fair Market Value of any distribution for purposes of this subparagraph (E) by reference to the actual or when issued trading market for any securities comprising such distribution, it must in doing so consider the prices in such market over the same period used in computing the average market price per share pursuant to subparagraph (ix)(b).

             (F) If the Company shall, by dividend or otherwise, make a Cash Distribution in an aggregate amount that, combined together with (1) the aggregate amount of any other Cash Distributions made within the 12 months preceding the date of payment of such current Cash Distribution in respect of which no adjustment pursuant to subparagraph (j)(v)(F) or
         (j)(v)(G) has been made and (2) the aggregate amount of any Excess Purchase Payments made within the 12 months preceding the date of payment of such current Cash Distribution in respect of which no adjustment pursuant to subparagraph (j)(v)(F) or (j)(v)(G) has been made, exceeds 10% of the Company's Market Capitalization on the Record Date for such current Cash Distribution (the amount of such excess being the "Distribution Excess Amount"), then, and in each such case, immediately after the close of business on the Record Date for such current Cash Distribution, the Conversion Rate shall be adjusted by multiplying the Conversion Rate in effect at the close of business on such Record Date by a fraction (i) the denominator of which shall be equal to the average Sale Prices per share of Common Stock for the ten consecutive Trading Days immediately prior to such Record Date less an amount equal to the quotient of (x) the Distribution Excess Amount divided by (y) the number of shares of Common Stock outstanding on such Record Date plus the number of shares of Common Stock issuable upon conversion of all shares of Class B Common Stock, Class A Preferred Stock, Class B Preferred Stock and Class C Preferred Stock outstanding on such Record Date and (ii) the numerator of which shall be equal to the average Sale Prices per share of Common Stock for the ten consecutive Trading Days immediately prior to such Record Date. If such current Cash Distribution is not made, the Conversion Rate shall again be adjusted to be the Conversion Rate which would then be in effect if such current Cash Distribution had not been declared.

             (G) If the Company or any of its subsidiaries shall make Excess Purchase Payments with respect to any tender offer in an aggregate amount that, combined together with (1) the aggregate amount of any other Excess Purchase Payments made by the Company or any of its subsidiaries within the 12 months preceding such current Excess Purchase Payment in respect of which no adjustment pursuant to subparagraph (j)(v)(F) or (j)(v)(G) has been made and (2) the aggregate amount of any Cash Distributions made within the 12 months preceding such current Excess Purchase Payment in respect of which no adjustment pursuant to subparagraph (j)(v)(F) or (j)(v)(G) has been made, exceeds 10% of the Company's Market Capitalization as of the Expiration Date for such tender offer (the amount of such excess being the "Tender Excess Amount"), then, and in each such case, immediately prior to the opening of business on the day after the Expiration Date, the Conversion Rate shall be adjusted by multiplying the Conversion Rate in effect at the close of business on the Expiration Date by a fraction
         (i) the denominator of which shall be equal to the average Sale Prices per share of Common Stock for the ten consecutive Trading Days immediately prior to the Expiration Date less an amount equal to the quotient of (x) the Tender Excess Amount divided by (y) the number of shares of Common Stock outstanding on such Expiration Date plus the number of shares of Common Stock issuable upon conversion of all shares of Class B Common Stock, Class A Preferred Stock, Class B Preferred Stock and Class C Preferred Stock outstanding on such Expiration Date (but excluding any shares purchased in such tender offer) and (ii) the numerator of which shall be equal to the average Sale Prices per share of Common Stock for the ten consecutive Trading Days immediately prior to the Expiration Date. If the Company is obligated to purchase shares pursuant to any such tender offer, but the Company is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Conversion Rate shall again be adjusted to be the Conversion Rate which would then be in effect if such tender offer had not been made.

             (vi) No adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least 1% in such rate then in effect; provided, however, that any adjustments that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the Conversion Rate will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing. All calculations under subparagraph (j)(v) shall be made by the Company and shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. No adjustment need be made for a change in the par value or no par value of the Common Stock.

             (vii) The Company will provide to the Holders reasonable notice (which obligation may be satisfied by means of a public announcement and the filing of a Current Report on Form 8-K with the Commission) of any event that would result in an adjustment to the Conversion Rate pursuant to this paragraph
(j) so as to permit the Holders to effect a conversion of Preferred Stock into shares of Common Stock prior to the occurrence of such event.

             (viii) For purposes of this paragraph (j), the following terms shall have the meaning indicated:

             a. "average market price" means the average of the daily Sale Prices per share of Common Stock for the ten consecutive Trading Days immediately prior to the date in question.

             b. "Cash Distribution" means the distribution by the Company to all holders of its Common Stock of cash (excluding any cash that is part of a distribution referred to in subparagraph (j)(v)(E) or cash distributed upon a merger or consolidation described in subparagraph (j)(xii)).

             c. "Excess Purchase Payment" means the excess, if any, of (i) the amount of cash plus the fair market value (as determined by the Board of Directors of the Company, whose determination shall be conclusive and set forth in a board resolution) of any non-cash consideration required to be paid with respect to one share of Common Stock acquired or to be acquired in a tender offer made by the Company or any of its subsidiaries for all or any portion of the Common Stock over (ii) the Sale Price per share of Common Stock on the Trading Day next succeeding the Expiration Date for such tender offer.

             d. "Expiration Date" for any tender offer means the last day tenders of Common Stock can be made pursuant to a tender offer by the Company or any of its subsidiaries for all or a portion of the Common Stock.

             e. "Market Capitalization" means, with respect to any specified date, the product of (i) the average Sale Prices per share of Common Stock for the ten consecutive Trading Days immediately prior to such date times (ii) the number of shares of Common Stock outstanding on such date plus the number of shares of Common Stock issuable upon conversion of all shares of Class B Common Stock, Class A Preferred Stock, Class B Preferred Stock and Class C Preferred Stock outstanding on such date.

             f. "Record Date" shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of shareholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

             g. "Right" shall mean any right, option or warrant to subscribe for or purchase Common Stock.


             (ix) Whenever the Conversion Rate is adjusted as herein provided, the Company shall promptly file with the Transfer Agent an Officers' Certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment is effective and shall mail such notice of such adjustment of the Conversion Rate to each Holder at such Holder's last address appearing on the register of Holders maintained by the Transfer Agent within 20 days of the effective date of such adjustment. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

             (x) In any case in which this paragraph provides that an adjustment shall become effective immediately after a Record Date for an event, the Company may defer until the occurrence of such event issuing to any Holder of any Preferred Stock converted after such Record Date and before the occurrence of such event the additional Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment. In the case of any such deferral, if the event triggering an adjustment under subparagraph (j)(v) does not occur, the Conversion Rate in respect of any conversion effected during such deferral period shall be the Conversion Rate in effect immediately prior to the date of the relevant event.

             (xi) For purposes of this paragraph (j), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of Common Stock. The Company shall not pay any dividend or make any distribution on Common Stock held in the treasury of the Company.

             (xii) In the case of (x) any reclassification of the Common Stock or (y) a consolidation or merger involving the Company or a sale or conveyance to another corporation of the property and assets of the Company as an entirety or substantially as an entirety, in each case as a result of which holders of Common Stock shall be entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for such Common Stock, the conversion right with respect to the then outstanding Preferred Stock will be changed into the right to convert such Preferred Stock into the kind and amount of shares of stock, securities or other property or assets (including cash) which they would have owned or been entitled to receive upon such reclassification, consolidation, merger, sale or conveyance had such Preferred Stock been converted immediately prior to such reclassification, consolidation, merger, sale or conveyance at the then effective Conversion Rate applicable to the Preferred Stock, assuming that a Holder would not have exercised any rights of election as to the stock, securities or other property or assets (including cash) receivable in connection therewith.

             (xiii) Without limiting the Company's right and ability to take any other action with respect to the Preferred Stock or any portion thereof, the Company from time to time may, to the extent permitted by law, increase the Conversion Rate by any amount for any period of at least 20 days if the Board of Directors has made a determination, in its sole discretion, that such increase would be in the best interests of the Company, which determination shall be conclusive. The Company will give notice of such increase at least 15 days prior to the increase. The Company may, at its option, make such increases in the Conversion Rate, in addition to and subject to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock or rights to acquire stock or from any event treated as such for income tax purposes.

             (xiv) Without limiting any other exception contained in paragraph
(j), and in addition thereto, no adjustment under subparagraph (j)(v)(D) need be made for:

             (a) grants of Rights or issuances of Common Stock to employees, officers or independent directors of the Company or any of its subsidiaries (and issuances of Common Stock upon the exercise, exchange or conversion of any such Rights) pursuant to the terms of any incentive equity, stock purchase or similar plan maintained or sponsored by the Company or any of its subsidiaries, so long as such plan has been approved by the Board of Directors of the Company, including, without limitation, the Company's Amended and Restated Incentive Equity Plan and Employee Stock Purchase Plan;

             (b) issuances of Rights or Common Stock in bona fide public offerings or private placements pursuant to Section 4(2) of the Securities Act, Regulation D thereunder or Regulation S under the Securities Act, involving at least one investment bank of national reputation (provided any such private placement is to 10 or more beneficial holders); or

             (c) any issuance of Rights or Common Stock if the Company committed to issue such Rights or Common Stock prior to their issuance for an amount of consideration per share of Common Stock (determined in the case of a Right as set forth in subparagraph (j)(v)(D)) not less than the Sale Price of the Common Stock on the date of such commitment.

         (k) MANDATORY CONVERSION. (i) At any time on and after the E&P Notice Date, if the Company reasonably believes that any shares of Preferred Stock are held by or on account of a Non- U.S. Holder, such Preferred Stock will be subject to mandatory conversion (a "Mandatory Conversion"), at the option of the Company, upon written notice (a "Mandatory Conversion Notice") to such Non-U.S. Holder. In addition, if at any time on and after the E&P Notice Date upon any
(x) optional redemption by the Company of a Holder's Preferred Stock, (y) tender by a Holder of any of such Holder's Preferred Stock for acquisition thereof by the Company, or (z) exercise by a Holder of any of its conversion rights, the Company reasonably believes that any such Holder is a Non-U.S. Holder, the Preferred Stock held by such Holder will be subject to Mandatory Conversion, and such Mandatory Conversion will preempt any conversion or tender rights that any such Non-U.S. Holder would otherwise have in respect of its Preferred Stock.

             (ii) The Mandatory Conversion Notice will be mailed to the Non-U.S. Holder's address as it appears on the register of Holders maintained by the Transfer Agent and shall specify the number of the shares of Preferred Stock subject to such notice, the certificate numbers of such shares (if such shares are held in certificated form by such Non-U.S. Holder) and the basis for the Company's belief that any such Holder is a Non-U.S. Holder. Such Holder's Preferred Stock will be deemed to have been converted as of the date of the Mandatory Conversion Notice unless such Holder has established within 10 days after the date of any such notice by written documentation or other evidence to the Company's reasonable satisfaction, that it is a U.S. Holder.

             (iii) The Company will issue and deliver to the Transfer Agent a certificate or certificates for the full number of shares of Common Stock issuable upon the Mandatory Conversion, with any fractional shares rounded up to full shares or, at the Company' s option, paid in cash in lieu of any fraction of a share, based on the Sale Price of the Common Stock on the Trading Day preceding the applicable Mandatory Conversion Notice. Any Mandatory Conversion will be conducted in accordance with the conversion procedures described under paragraph (j). The Company's delivery to the Holder of the number of shares of Common Stock into which such Holder's Preferred Stock is convertible hereunder (together with the cash payment, if any, in lieu of fractional shares of Common Stock, if any) will be deemed to satisfy the Company's obligation to pay the Liquidation Preference on the Preferred Stock to the applicable Conversion Date.

             (iv) If the Transfer Agent holds, in accordance herewith, Common Stock sufficient to pay the conversion price on the date of the Mandatory Conversion Notice with respect to any Preferred Stock, then, on and after such date, such share of Preferred Stock will cease to be outstanding and the Liquidation Preference thereon shall cease to accrete whether or not book-entry transfer of such Preferred Stock is made or such Preferred Stock is delivered to the Transfer Agent, and all other rights of the Holder shall terminate (other than the right to receive the Common Stock upon delivery of the Preferred Stock certificate or book-entry transfer of such Preferred Stock to the Transfer Agent).

         (l) CERTAIN COVENANTS. (i) MERGER, CONSOLIDATION AND SALE OF ASSETS. Without the affirmative vote or consent of the holders of a majority of the then issued and outstanding shares of Preferred Stock, the Company may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any person unless: (x) the entity formed by such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (the "resulting entity") shall be a corporation organized or existing under the laws of the United States or any State thereof or the District of Columbia; (y) the Preferred Stock shall remain unchanged or be converted into or exchanged for and shall become shares of such resulting entity, having in respect of such resulting entity substantially the same (or more favorable) powers, preferences and relative participating, optional or other special rights, and substantially the same (or more favorable) qualifications, limitations or restrictions thereon, that the Preferred Stock had immediately prior to such transaction (provided that (1) if, in accordance with this Certificate of Designation, the Preferred Stock shall become convertible into a different amount or type of securities, cash or other property, such change shall not be deemed to be a change in the powers, preferences and relative participating, optional or other special rights of the Preferred Stock and (2) the fact that the resulting entity has authorized or outstanding any securities, other than Senior Securities, shall not be deemed to be a change in the powers, preferences and relative participating, optional or other special rights of the Preferred Stock); and (z) immediately after giving effect to such transaction, no Voting Rights Triggering Event shall have occurred and be continuing; provided that the foregoing shall not be applicable to a transaction or event that constitutes a Change of Control.

             (ii) REPORTS. Whether or not required by the rules and regulations of the Commission, so long as any shares of Preferred Stock are outstanding, the Company will furnish to the Holders (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Form 10-Q and Form 10-K if the Company were required to file such forms, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all Current Reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In the event the Company has filed any such report or form with the Commission, it will not be obligated to separately furnish the report or form to any Holder unless and until such Holder requests a copy of the report or form. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports or forms with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

         (m) AMENDMENT, SUPPLEMENT AND WAIVER. (i) The Company may amend this Certificate of Designations with the consent of the Holders of a majority of the Preferred Stock then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Preferred Stock) and any past default or failure to comply with any provisions of this Certificate of Designations may also be waived with the consent of such Holders. Notwithstanding the foregoing, however, without the consent of the Holders of at least 662/3% of the then outstanding shares of Preferred Stock, an amendment or waiver may not (with respect to any shares of the Preferred Stock held by a non-consenting Holder):
(A) alter the voting rights with respect to the Preferred Stock or reduce the number of shares of the Preferred Stock whose Holders must consent to an amendment, supplement or waiver, (B) reduce the amount of or rate of accretion of the Liquidation Preference of any share of the Preferred Stock or adversely alter the provisions with respect to the redemption of the Preferred Stock, (C) waive a default in the payment of Liquidated Damages (if any) on the Preferred Stock, (D) make any change that adversely affects the right to convert the Preferred Stock or the right to require the Company to purchase the Preferred Stock, (E) make any share of the Preferred Stock payable in money other than United States dollars, (F) make any change in the provisions of this Certificate of Designations relating to waivers of the rights of Holders to receive the Liquidation Preference or Liquidated Damages (if any) on the Preferred Stock, or
(G) make any change in the foregoing amendment and waiver provisions.

             (ii) Notwithstanding the foregoing, without the consent of any Holder, the Company may (to the extent permitted by Delaware law) amend or supplement this Certificate of Designation to cure any ambiguity, defect or inconsistency, to provide for uncertificated shares of the Preferred Stock in addition to or in place of certificated shares of the Preferred Stock or to make any change that would provide any additional rights or benefits to the Holders or to make any change that the Board of Directors determines, in good faith, is not materially adverse to the Holders.

         (n) PREEMPTIVE RIGHTS. No shares of Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities or such warrants, rights or options may be designated, issued or granted.

         (o) REISSUANCE OF PREFERRED STOCK. Shares of Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company, provided that any issuance of such shares as Preferred Stock must be in compliance with the terms hereof.

         (p) BUSINESS DAY. If any payment, redemption, repurchase or conversion shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or conversion shall be made on the immediately succeeding Business Day.

         (q) DEFINITIONS. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires. The words "herein," "hereof" and "hereunder" and words of similar import, shall be construed to refer to this Certificate of Designation as amended from time to time.

             "Accrual Date" means each March 23, June 23, September 23 and December 23 commencing March 23, 1999 and ending on December 23, 2013.

             "Acquisition Date" has the meaning set forth in subparagraph
(g)(iii)(A) and (g)(iv) hereof.

             "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

             "Business Day" means any day except a Saturday or Sunday or other day on which commercial banks in The City of New York are required or authorized by law or other governmental action to be closed.

             "Change of Control Company Notice" has the meaning set forth in subparagraph (g)(ii) hereof.

             "Change of Control Payment Date" has the meaning set forth in subparagraph (g)(iv)(C) hereof.

             "Class A Preferred Stock" means shares of Class A Convertible Redeemable Preferred Stock, par value $.01 per share, of the Company.

             "Class B Common Stock" means shares of Class B Non-Voting Common Stock, par value $.001 per share, of the Company.

             "Class B Preferred Stock" means shares of Class B Convertible Preferred Stock, par value $.01 per share, of the Company.

             "Class C Preferred Stock" means shares of Class C Convertible Redeemable Preferred Stock, par value $.01 per share, of the Company.

             "Closing Date" means the date on which the Original Preferred Stock is originally issued under this Certificate of Designation.

             "Commission" means the Securities and Exchange Commission.

             "Common Shares" of any Person means capital stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of capital stock of any other class of such Person.

             "Common Stock" means the shares of Class A Common Stock, par value $0.001 per share, of the Company, and any other capital stock of the Company into which such Common Stock may be converted, or reclassified or that may be issued in respect of, in exchange for or in substitution of, such Common Stock by reason of any stock splits, stock dividends, distributions, mergers, consolidations or other like events.

             "Company Notice" has the meaning set forth in subparagraph (i)(ii) hereof.

             "Conversion Adjustment Notice" has the meaning set forth in subparagraph (g)(iii)(A) hereof.

             "Conversion Date" has the meaning set forth in subparagraph
(j)(iii) hereof.

             "Conversion Rate" has the meaning set forth in subparagraph (j)(i) hereof.

             "Discounted Reference Price" means 80% of the average of the Sale Prices of the Common Stock for (x) if the Preferred Stock is convertible into Common Stock that is traded on a United States national or regional stock exchange or quoted on the NNM but a shelf registration statement with respect to resales of such Common Stock is not effective and available and the Common Stock is not otherwise freely tradeable (assuming the Holder thereof is not an Affiliate of the Company) without registration under the Securities Act, the ten Trading Day period ending on the third Business Day prior to the applicable Special Conversion Adjustment Date if the third Business Day prior to the applicable Special Conversion Adjustment Date is a Trading Day, or if such day is not a Trading Day, then on the last Trading Day prior to such third Business Day and (y) if the Preferred Stock is convertible into Common Stock that is not traded on a United States national or regional stock exchange or quoted on the NNM, the most recent ten Trading Day period prior to the Special Conversion Adjustment Date for which Sale Prices are available.

             "E&P Notice Date" means the later of January 1, 2001 and the date 90 days after the Company gives notice to the Holders that it expects to have earnings and profits for U.S. federal income tax purposes.

             "Effectiveness Period" has the meaning set forth in the Registration Rights Agreement.

             "Exchange Act" means the Securities Exchange Act of 1934, as amended.

             "Holder" means a registered holder of Preferred Stock.

             "Initial Liquidation Preference" has the meaning set forth in the preamble hereof.

             "Junior Securities" has the meaning set forth in paragraph (b) hereof.

             "Liquidated Damages" has the meaning set forth in subparagraph
(c)(ii) hereof.

             "Liquidation Preference" for each share of Preferred Stock for any specified date shall be as follows:

             (i) if such specified date occurs on one of the following Accrual Dates, the Liquidation Preference per share will equal the amount set forth below for such Accrual Date:

--------------------------------------------------------------------------------
                            Liquidation                             Liquidation
       Accrual Date          Preference     Accrual Date            Preference
       ------------          ----------     ------------            ----------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
March 23, 1999               $259.5412    September 23, 2006         $515.3085
--------------------------------------------------------------------------------
June 23, 1999                $265.5431    December 23, 2006          $527.2250
--------------------------------------------------------------------------------
September 23, 1999            271.6838    March 23, 2007              539.4170
--------------------------------------------------------------------------------
December 23, 1999             277.9665    June 23, 2007               551.8911
--------------------------------------------------------------------------------
March 23, 2000                284.3945    September 23, 2007          564.6535
--------------------------------------------------------------------------------
June 23, 2000                 290.9711    December 23, 2007           577.7112
--------------------------------------------------------------------------------
September 23, 2000            297.6998    March 23, 2008              591.0707
--------------------------------------------------------------------------------
December 23, 2000             304.5841    June 23, 2008               604.7392
--------------------------------------------------------------------------------
March 23, 2001                311.6276    September 23, 2008          618.7238
--------------------------------------------------------------------------------
June 23, 2001                 318.8340    December 23, 2008           633.0318
--------------------------------------------------------------------------------
September 23, 2001            326.2070    March 23, 2009              647.6707
--------------------------------------------------------------------------------
December 23, 2001             333.7506    June 23, 2009               662.6481
--------------------------------------------------------------------------------
March 23, 2002                341.4686    September 23, 2009          677.9718
--------------------------------------------------------------------------------
June 23, 2002                 349.3650    December 23, 2009           693.6499
--------------------------------------------------------------------------------
September 23, 2002            357.4441    March 23, 2010              709.6906
--------------------------------------------------------------------------------
December 23, 2002             365.7100    June 23, 2010               726.1021
--------------------------------------------------------------------------------
March 23, 2003                374.1670    September 23, 2010          742.8933
--------------------------------------------------------------------------------
June 23, 2003                 382.8196    December 23, 2010           760.0727
--------------------------------------------------------------------------------
September 23, 2003            391.6723    March 23, 2011              777.6493
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                             Liquidation                            Liquidation
   Accrual Date              Preference      Accrual Date           Preference
   ------------              ----------      ------------           ----------
--------------------------------------------------------------------------------
December 23, 2003             400.7298    June 23, 2011               795.6325
--------------------------------------------------------------------------------
March 23, 2004               $409.9966    September 23, 2011         $814.0315
--------------------------------------------------------------------------------
June 23, 2004                 419.4778    December 23, 2011           832.8560
--------------------------------------------------------------------------------
September 23, 2004            429.1782    March 23, 2012              852.1158
--------------------------------------------------------------------------------
December 23, 2004            $439.1030    June 23, 2012              $871.8209
--------------------------------------------------------------------------------
March 23, 2005                449.2572    September 23, 2012          891.9818
--------------------------------------------------------------------------------
June 23, 2005                 459.6463    December 23, 2012           912.6089
--------------------------------------------------------------------------------
September 23, 2005            470.2756    March 23, 2013              933.7130
--------------------------------------------------------------------------------
December 23, 2005             481.1508    June 23, 2013               955.3051
--------------------------------------------------------------------------------
March 23, 2006                492.2774    September 23, 2013          977.3965
--------------------------------------------------------------------------------
June 23, 2006                 503.6613    December 23, 2013         1,000.0000
--------------------------------------------------------------------------------

             (ii) if the specified date occurs before the first Accrual Date,
         (x) the Liquidation Preference will equal the sum of (a) the Initial Liquidation Preference and (b) an amount equal to the product of (1) the Liquidation Preference for the first Accrual Date less the Initial Liquidation Preference multiplied by (2) a fraction, the numerator of which is the number of days from (but including) the Closing Date to (but excluding) the specified date, using a 360-day year of twelve 30-day months; or

             (iii) if the specified date occurs between two Accrual Dates, (x) the Liquidation Preference will equal the sum of (a) the Liquidation Preference for the Accrual Date immediately preceding such specified date and (b) an amount equal to the product of (1) the Liquidation Preference for the immediately following Accrual Date less the Liquidation Preference for the immediately preceding Accrual Date multiplied by (2) a fraction, the numerator of which is the number of days from (but including) the immediately preceding Accrual Date to (but excluding) the specified date, using a 360-day year of twelve 30-day months, and the denominator of which is 90.

             "Mandatory Conversion" has the meaning set forth in subparagraph
(k)(i) hereof.

             "Mandatory Conversion Notice" has the meaning set forth in subparagraph (k)(i) hereof.

             "Mandatory Redemption Date" means December 23, 2013.

             "Market Price" means the average of the Sale Prices of the Common Stock for the 20 Trading Day period ending on the third Business Day prior to the applicable Acquisition Date, Redemption Date or Tender Date if the third Business Day prior to the applicable Acquisition Date, Redemption Date or Tender Date is a Trading Day or, if it is not a Trading Day, then on the last Trading Day prior to such third Business Day. The Market Price shall be appropriately adjusted to take into account the occurrence during the period commencing on the first of such Trading Days during such 20 Trading Day period and ending on such Acquisition Date, Redemption Date or Tender Date of certain events that would result in an adjustment of the Conversion Rate pursuant to subparagraphs
(j)(v)(A), (j)(v)(C) and (j)(v)(E) hereof.

             "NNM" means The Nasdaq Stock Market, Inc. or any successor thereto.

             "Non-U.S. Holder" means any Holder that is not a U.S. Holder.

             "Notice" has the meaning set forth in subparagraph (h)(i) hereof.

             "Old Senior Notes" means the Company's 9 3/4% Senior Redeemable Discount Notes Due 2004, 10 1/4% Senior Redeemable Discount Notes Due 2005 and 101/8% Senior Redeemable Discount Notes Due 2004.

             "Parity Securities" has the meaning set forth in paragraph (b) hereof.

             "Person" means any individual, corporation, partnership, limited liability company, joint venture, association joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

             "Preferred Stockholder Approval Rights" has the meaning set forth in subparagraph (f)(ii)(A) hereof.

             "Prospectus" has the meaning set forth in the Registration Rights Agreement.

             "Redemption Date" has the meaning set forth in subparagraph
(e)(i)(A) hereof.

             "Redemption Notice" has the meaning set forth in subparagraph
(e)(iii)(A) hereof.

             "Reference Price" means the average of the Sale Prices of the Common Stock for the ten Trading Day period ending on the third Business Day prior to the applicable Special Conversion Adjustment Date if the third Business Day prior to the applicable Special Conversion Adjustment Date is a Trading Day, or if such day is not a Trading Day, then on the last Trading Day prior to such third Business Day. The Reference Price will be appropriately adjusted to take into account the occurrence during such period of certain events that would result in an adjustment of the Conversion Rate pursuant to subparagraphs
(j)(v)(A), (j)(v)(C) and (j)(v)(E) hereof.

             "Registrable Shares" has the meaning set forth in the Registration Rights Agreement.

             "Registration Default" has the meaning set forth in subparagraph
(c)(ii).

             "Registration Rights Agreement" means the Registration Rights Agreement among the Company and Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated and NationsBanc Montgomery Securities LLC dated December 23, 1998.

             "Resale Registration Statement" has the meaning set forth in the Registration Rights Agreement.

             "Sale Price" of the Common Stock on any date means the closing per share sale price (or if no closing sale price is reported, the average bid and ask prices or, if more than one in either case, the average of the average bid and average ask prices) on such date as reported in the composite transactions for the principal United States securities exchange on which Common Stock is traded or, if the Common Stock is not listed on a United States national or regional stock exchange, as reported by the NNM.

             "Securities Act" means the Securities Act of 1933, as amended.

             "Senior Securities" has the meaning set forth in paragraph (b) hereof.

             "Series D Preferred Stock" means the Series D Exchangeable Preferred Stock, par value $0.01 per share with a liquidation preference of $1,000 per share, of the Company.

             "Series E Preferred Stock" means the Series E Exchangeable Preferred Stock, par value $0.01 per share with a liquidation preference of $1,000 per share, of the Company.

             "Special Conversion Adjustment Date" has the meaning set forth in subparagraph (g)(iii)(A) hereof.

             "Special Conversion Expiration Date" has the meaning set forth in subparagraph (g)(iii)(B) hereof.

             "Tender Date" has the meaning set forth in subparagraph (h)(i) hereof.

             "Trading Day" means, in respect of any securities exchange or securities market, each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not traded on the applicable securities exchange or in the applicable securities market.

             "Transfer Agent" means First Chicago Trust Company of New York or such other transfer agent as shall be appointed by the Company from time to time as transfer agent for the Preferred Stock and/or the Common Stock, and who is designated as such in a written notice sent by the Company to the Holders.

             "U.S. Holder" means a beneficial owner of Preferred Stock that is, for United States federal income tax purposes, (i) a citizen or individual resident of the United States; (ii) a corporation (or other entity treated as a corporation) created in or under the laws of the United States or of any State thereof; (iii) an estate the income of which is subject to United States federal income taxation regardless of its source; (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust (including certain trusts in existence on August 20, 1996 and treated as United States persons prior to such date that timely elected to continue to be treated as United States persons); or (v) a partnership that is created or organized in or under the laws of the United States or of any State thereof.

             "Voting Rights Triggering Event" has the meaning set forth in subparagraph (f)(iii)(A) hereof.

         (r) TRANSFER AND LEGENDING OF SHARES. (i) No transfer of shares of the Preferred Stock or Common Stock shall be effective until such transfer is reflected on the register for the Preferred Stock maintained by the Transfer Agent. Until registered and disposed of pursuant to the Resale Registration Statement, the expiration of the time period referred to in Rule 144(k) (as then in effect) under the Securities Act from the Closing Date, or the Company and the Holder of such shares otherwise agree, all shares of Preferred Stock and Common Stock shall bear the following legend:

              THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE "SECURITIES ACT") AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) IN THE CASE OF THE PREFERRED STOCK, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (2) IN THE CASE OF THE COMMON STOCK ISSUABLE WITH RESPECT TO THE PREFERRED STOCK, IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (3) TO AN INSTITUTION THAT IS AN "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (4) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (5) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, AND IN EACH CASE, IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES.

In addition, the Preferred Stock (so long as it is outstanding) will bear the following legend:

              IN ADDITION TO ANY OTHER APPLICABLE RESTRICTIONS, FROM AND AFTER THE LATER OF JANUARY 1, 2001 AND THE DATE 90 DAYS AFTER THE COMPANY GIVES NOTICE THAT IT EXPECTS TO HAVE EARNINGS AND PROFITS FOR U.S. FEDERAL INCOME TAX PURPOSES (THE LATER OF SUCH DATES BEING THE "E&P" NOTICE DATE"), THE PREFERRED STOCK MAY NOT BE HELD BY OR FOR THE ACCOUNT OF, OR TRANSFERRED TO ANY PERSON UNLESS SUCH PERSON IS EITHER (i) A CITIZEN OR INDIVIDUAL RESIDENT OF THE UNITED STATES, (ii) A CORPORATION (OR OTHER ENTITY TREATED AS A CORPORATION) CREATED IN OR UNDER THE LAWS OF THE UNITED STATES OR OF ANY STATE THEREOF, (iii) AN ESTATE THE INCOME OF WHICH IS SUBJECT TO UNITED STATES FEDERAL INCOME TAXATION REGARDLESS OF ITS SOURCE, (iv) A TRUST IF A COURT WITHIN THE UNITED

              STATES IS ABLE TO EXERCISE PRIMARY SUPERVISION OVER THE ADMINISTRATION OF THE TRUST AND ONE OR MORE UNITED STATES PERSONS HAVE THE AUTHORITY TO CONTROL ALL SUBSTANTIAL DECISIONS OF THE TRUST (INCLUDING CERTAIN TRUSTS IN EXISTENCE ON AUGUST 20, 1996 AND TREATED AS U.S. TAX PERSONS PRIOR TO SUCH DATE THAT TIMELY ELECTED TO CONTINUE TO BE TREATED AS U.S. PERSONS) OR (v) A PARTNERSHIP THAT IS CREATED OR ORGANIZED IN OR UNDER THE LAWS OF THE UNITED STATES OR OF ANY STATE THEREOF (ANY PERSON DESCRIBED IN ANY OF CLAUSES (i) THROUGH (v) BEING, A "U.S. HOLDER"). ANY PREFERRED STOCK HELD BY OR FOR THE ACCOUNT OF A PERSON THAT IS NOT A U.S. HOLDER (A "NON-U.S. HOLDER") AFTER THE E&P NOTICE DATE MAY BE CONVERTED BY THE COMPANY INTO COMMON STOCK AT THE CONVERSION RATE THEN IN EFFECT.

                  (ii) The Transfer Agent shall refuse to register any attempted transfer of shares of Preferred Stock not in compliance with this paragraph (r).

                  (iii) In connection with proposed transfers of Preferred Stock to an institutional accredited investor, the Transfer Agent or the Company may require the transferor or transferee, as the case may be, to deliver the appropriate letter attached hereto as Exhibit A.

                  IN WITNESS WHEREOF, Nextel Communications, Inc. has caused this Certificate of Designation to be executed in its corporate name by Steven
M. Shindler, its Vice President and attested by Ried R. Zulager, its Secretary, this _______ day of December, 1998.


                                          NEXTEL COMMUNICATIONS, INC.



                                          By:   /s/ Steven M. Shindler
                                                ---------------------------
                                                Name: Steven M. Shindler
                                                Title:   Vice President



Attest:



By:   /s/ Ried R. Zulager
      -------------------------
      Name: Ried R. Zulager
      Title:   Secretary

                                    EXHIBIT A
                                    ---------



                            Form of Certificate to Be
                          Delivered in Connection with
                    Transfers to Non-qib Accredited Investors
                    -----------------------------------------


                                                           ---------------, ----

First Chicago Trust Company of New York
525 Washington Boulevard
Jersey City, NJ  07310

Attention:


                           Re:   Nextel Communications, Inc.
                                 (the "Company") Zero Coupon
                                 Convertible Preferred
                                 Stock due 2013 (the "Prefered Stock")
                                 convertible into Class A Common Stock,
                                 par value $.001 per share,
                                 of the Company (the "Common Stock")
                                 -----------------------------------


Dear Ladies and Gentlemen:

                  In connection with our proposed purchase of ___ shares of the Preferred Stock, we confirm that:

                  1. We understand that any subsequent transfer of the Preferred Stock (and the Common Stock into which such Preferred Stock is convertible) is subject to certain restrictions and conditions set forth in the Certificate of Designation relating to the Securities (the "Certificate of Designation") and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Preferred Stock and Common Stock except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the "Securities Act").

                  2. We understand that the offer and sale of the Preferred Stock and Common Stock have not been registered under the Securities Act, and that the Preferred Stock and Common Stock may not be offered, sold, pledged or otherwise transferred except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell any Preferred Stock or Common Stock, we will do so only (1) in the case of the Preferred Stock, to a person whom we reasonably believe is a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act purchasing for its own account or for the account of a "qualified institutional buyer" in a transaction meeting the requirements of Rule 144A, (2) in the case of the Common Stock, in an offshore transaction complying with Rule 903 or Rule 904 of Regulation S under the Securities Act, (3) to an institution that is an "accredited investor" within the meaning of Rule 501(a)(1), (2), (3) or
         (7) in a transaction exempt from the registration requirements of the Securities Act, (4) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available) or
         (5) pursuant to an effective registration statement under the Securities Act, and in each case, in accordance with all applicable securities laws of the states of the United States. We further agree to provide to any person purchasing any of the Preferred Stock or Common Stock from us a notice advising such purchaser that resales of the Preferred Stock and the Common Stock are restricted as stated herein.

                  3. We understand that, on any proposed resale of any Preferred Stock or Common Stock, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Preferred Stock and Common Stock purchased by us will bear a legend to the effect set out in paragraph 2.

                  4. We are an institutional "accredited investor" and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Preferred Stock or Common Stock, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

                  5. We are acquiring the Preferred Stock and the Common Stock purchased by us for our own account or for one or more accounts (each of which is an institutional "accredited investor") as to each of which we exercise sole investment discretion.

                  6. We understand that from and after the date of January 1, 2001 and the date that the Company gives notice that it expects to have earnings and profits for U.S. federal income tax purposes, the Preferred Stock may not be held by or for the account of or transferred to a Non-U.S. Person, we agree to take appropriate action to ensure compliance with this restriction and we understand that the Preferred Stock purchased by us will bear a legend to that effect.

                  You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

                                       Very truly yours,

                                       [Name of Holder]



                                       By:
                                           ------------------------
                                       Authorized Signature